Exhibit 99.1

GCI LIBERTY REPORTS
FIRST QUARTER 2018 FINANCIAL RESULTS

Englewood, Colorado, May 9, 2018 - GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBP) today reported first quarter 2018 results. Highlights include(1):

•	Completed series of transactions resulting in the split-off from Qurate Retail, Inc. on March 9th

◦	Creation of asset-backed stock, GCI Liberty

•	Reincorporation of GCI Liberty into Delaware approved at special stockholder meeting on May 7th

•	GCI (as defined below) consumer data revenue increased 8%

◦	Revenue from GCI's top tier unlimited wireless and data customers continued to grow

◦	GCI upgraded additional markets to be gigabit capable, now provides gigabit speeds to 77% of Alaskans

•	GCI continues to make progress towards third quarter rollout of new billing system

•	GCI successfully renegotiated key education contract renewals

"We were pleased to complete the split-off making GCI Liberty an asset-backed stock in March, and this week shareholders approved the reincorporation of the company in Delaware," said GCI Liberty President and CEO, Greg Maffei. "The GCI team continues to increase coverage, further innovate their products and streamline operations to decrease costs."

Corporate Updates

On March 9, 2018, Liberty Interactive Corporation ("Liberty Interactive"), now known as Qurate Retail, Inc. ("Qurate Retail"), completed the series of transactions that effected the split-off of GCI Liberty, as described in more detail in GCI Liberty’s press release issued on March 9, 2018. GCI Liberty’s principal asset is GCI Holdings, LLC (“GCI” or “GCI Holdings”), Alaska's largest communications provider. Other assets include its interests in Charter Communications Inc. ("Charter") and Liberty Broadband Corporation, as well as its interest in LendingTree and subsidiary Evite. For accounting purposes herein, GCI is considered the acquired entity.

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended March 31, 2018 to the same period in 2017.

Although GCI's results are only included in GCI Liberty's results beginning March 9, 2018, we believe discussion of the standalone results of GCI for all periods presented promotes a better understanding of the overall results of the business. The pro forma financial information presented herein was prepared assuming the acquisition took place on January 1, 2017. The pro forma financial information is presented for illustrative purposes only and does not represent what the results of operations of GCI would have been had the acquisition occurred at that time. GCI's pro forma operating results include acquisition accounting adjustments primarily related to revenue, depreciation, amortization, stock compensation and the exclusion of transaction related costs. Additionally, the pro forma results include adjustments to the first quarter of 2017 for the impact of the new revenue recognition standard (ASC 606) to assist in the comparability of 2017 and 2018.

GCI

"Demand for our high end data products continues to grow. As of the end of the first quarter, 19% of our consumer data subscribers took advantage of our gigabit service which bundles high speeds with unlimited data," said GCI CEO, Ron Duncan.

GCI receives support from each of various Universal Service Fund ("USF") programs: high cost, low income, rural health care, and schools and libraries. The USF Rural Health Care Program (“RHC Program") subsidizes the rates for services provided to rural health care providers. On March 15, 2018, the Universal Service Administrative Co. ("USAC") announced that the funding request for the year that runs July 1, 2017 through June 30, 2018 exceeded the federal funding available for the RHC Program. As a result, GCI's customers are subject to a 15.6% reduction in financial support. A reduction of $6 million to the RHC support receivable was recognized for amounts that may not ultimately be collectible for the current funding period to date. Pro forma revenue for the first quarter of 2018 reflects a corresponding $6 million shortfall. GCI may need to further reduce the RHC Program support receivable as we continue to work with our partners to come up with a solution that works for all parties.

The following table provides GCI’s pro forma financial and operating results for the first quarter of 2017 and 2018.

(amounts in thousands, except operating metrics)	1Q17	1Q18	% Change
GCI Consolidated Financial Metrics
Revenue
Consumer	$107,331	$107,828	—%
Business	117,992	108,565	(8)%
Total Revenue	$225,323	$216,393	(4)%

Operating Income	$8,521	$5,597	(34)%
Operating Income Margin (%)	3.8%	2.6%	(120)	bps

Adjusted OIBDA(1)	$73,646	$70,188	(5)%
Adjusted OIBDA Margin (%)	32.7%	32.4%	(30)	bps

GCI Consumer
Financial Metrics
Revenues
Wireless	$40,656	$40,990	1%
Data	36,088	39,062	8%
Video	24,939	22,477	(10)%
Voice	5,648	5,299	(6)%
Total Revenue	$107,331	$107,828	—%
Operating Metrics
Wireless Lines in Service(2)	198,600	196,500	(1)%
Data - Cable Modem Subscribers(3)	130,900	125,400	(4)%
Video
Basic Subscribers(4)	106,100	93,900	(11)%
Homes Passed	250,800	252,900	1%
Voice - Total Access Lines in Service(5)	52,700	49,300	(6)%

GCI Business
Financial Metrics
Revenues
Wireless	$23,663	$23,414	(1)%
Data	77,150	70,051	(9)%
Video	4,122	3,685	(11)%
Voice	13,057	11,415	(13)%
Total Revenue	$117,992	$108,565	(8)%
Operating Metrics
Wireless Lines in Service(2)	23,400	22,100	(6)%
Data - Cable Modem Subscribers(3)	9,900	9,200	(7)%
Voice - Total Access Lines in Service(5)	40,300	37,600	(7)%

1)	See reconciling schedule 1.

2)	A wireless line in service is defined as a revenue generating wireless device. On January 1, 2018, GCI transferred 600 small business wireless lines from Business to Consumer.

3)
A cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber. On January 1, 2018, GCI transferred 700 small business cable modem subscribers from Business to Consumer.

4)
A basic subscriber is defined as one basic tier of service delivered to an address or separate subunits thereof regardless of the number of outlets purchased. On January 1, 2018, GCI transferred 100 small business basic subscribers from Business to Consumer.

5)
A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network. On January 1, 2018, GCI transferred 1,600 small business local access lines from Business to Consumer.

In the first quarter of 2018, revenue, operating income and adjusted OIBDA(2) were negatively affected by the $6 million shortfall related to the RHC Program funding. Operating income and adjusted OIBDA(2) declines were partially offset by improvements in operating expenses and revenue mix shift towards higher margin products. Declines in operating expenses were driven by lower costs in the time and materials business, lower video costs and operational efficiencies. Operational efficiency improved due to better procurement practices and migration of circuits to GCI's own facilities, which decreased data transport costs. The rollout of the billing system update expected in the third quarter will provide further opportunities for cost reduction.

GCI Consumer
Consumer revenue was flat in the first quarter of 2018. Consumer subscribers increasingly opted into the higher margin top tier internet plan, which offers faster speeds and higher usage limits. GCI continues to expand its gigabit capable markets, now providing gigabit data services to 77% of Alaskans. The increase in consumer data revenue offset losses in the low margin video business and the negative impact of the recession in Alaska on overall subscriber counts.

GCI Business
Revenues from GCI Business decreased in the quarter primarily due to the previously mentioned shortfall related to the RHC Program and a decline in GCI's low margin time and materials business, which includes equipment sales. Business voice revenue declined due to less long distance traffic, rate compression, and fewer lines in service. These decreases were partially offset by increased purchases of additional data and transport services.

Capital Expenditures
Year to date, GCI has spent $20 million on capital expenditures, excluding capitalized interest. Capital expenditure spending was related to wireless network improvements, fiber and Hybrid Fiber Coax improvements and costs related to GCI's new billing system. GCI's capital expenditures for 2018 are expected to be approximately $170 million.

Share Repurchases
There were no repurchases of GCI Liberty common stock from March 9, 2018 through April 30, 2018. The remaining repurchase authorization for GCI Liberty as of May 1, 2018 is $650 million.

FOOTNOTES

1)
GCI Liberty’s President and CEO, Greg Maffei, will discuss these highlights and other matters on GCI Liberty's earnings conference call which will begin at 5:00 p.m. (E.D.T.) on May 9, 2018. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of adjusted OIBDA and adjusted OIBDA margin and applicable reconciliations, see the accompanying schedules.

GCI LIBERTY FINANCIAL METRICS

(amounts in thousands)	1Q17	1Q18(1)
Revenue
GCI Holdings	$—	$56,792
Corporate and other	3,969	4,412
Total GCI Liberty Revenue	$3,969	$61,204

Operating Income
GCI Holdings	$—	$3,096
Corporate and other	(11,351)	(10,465)
Total GCI Liberty Operating Income	$(11,351)	$(7,369)

Adjusted OIBDA
GCI Holdings	$—	$19,748
Corporate and other	(7,872)	(5,860)
Total GCI Liberty Adjusted OIBDA	$(7,872)	$13,888

(1)	Includes results of GCI from March 9, 2018 through March 31, 2018.

NOTES
The following financial information with respect to GCI Liberty's investments in equity securities and equity affiliates is intended to supplement GCI Liberty's consolidated statements of operations which are included in its Form 10-Q for the three months ended March 31, 2018.

Fair Value of Public Holdings

(amounts in millions)	12/31/2017	3/31/2018
Charter(1)	$1,800	$1,668
Liberty Broadband(1)	3,635	3,657
LendingTree(2)	1,098	1,058
Total	$6,533	$6,383

(1)
Represents fair value of the investments in Charter and Liberty Broadband. A portion of the Charter equity securities are considered covered shares and subject to certain contractual restrictions in accordance with the indemnification obligation, as described below.

(2)
Represents fair value of the investment in LendingTree. In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in the balance sheets of GCI Liberty at historical carrying values which aggregated $115 million and $112 million at December 31, 2017 and March 31, 2018, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	3/31/2018
Cash:
GCI Holdings	$46
Corporate and other	357
Total GCI Liberty Consolidated Cash	$403

Debt:
Senior Notes	$775
Senior Credit Facility	667
Wells Fargo Note Payable	8
Capital Leases and Other(1)	144
Total GCI Holdings Debt	$1,594

Margin Loan	$1,000
Total Corporate Level Debt	$1,000

Total GCI Liberty Debt	$2,594
Premium on debt and deferred financing fees	28
Capital Leases and Other(1) (excluded from GAAP Debt)	(144)
Total GCI Liberty Debt (GAAP)	$2,478

Other Financial Obligations:
Indemnification Obligation(2)	$253
Preferred Stock(3)	175

GCI Leverage(4)	4.9x

(1)	Includes current and long-term obligations under capital leases and communication tower obligations.

(2)
Indemnity from GCI Liberty, pursuant to an indemnification agreement (the “indemnification agreement”), with respect to the 1.75% exchangeable debentures due 2046 (the "Charter exchangeable debentures"), as described below.

(3)
Preferred shares have 21-year term, initial 5% coupon, $25/share liquidation preference plus accrued and unpaid dividends and 1/3 vote per share. Upon reincorporation of GCI Liberty into Delaware, the coupon will increase from 5% to 7%, effective after the next interest payment date on July 15th. The preferred stock is considered a liability for GAAP purposes.

(4)	As defined in GCI's credit agreement.

GCI Liberty's previous cash and debt balance as of December 31, 2017 did not include the consolidated balance sheet of GCI and therefore sequential quarterly movements are not relevant.

On a pro forma basis, GCI cash increased by $30 million due to borrowing on the revolver partially offset by the repayment of previously issued stock appreciation rights. On a pro forma basis, GCI's debt increased $30 million primarily due to the drawdown on its revolving line of credit.

Upon completion of the split-off, GCI Liberty, Qurate Retail, Liberty Interactive LLC ("LI LLC") and the other party thereto entered into an indemnification agreement, pursuant to which, among other things, GCI Liberty agreed to indemnify LI LLC with respect to the Charter exchangeable debentures issued by LI LLC for any payments made in excess of the adjusted principal amount of the debentures to any holder thereof that exercises its exchange right on or before the put/call date of October 2023 (the "Exchange Indemnity"). The Exchange Indemnity, which is supported by a negative pledge in favor of Qurate Retail on the 2.2 million shares of Class A common stock of Charter held at GCI Liberty that are referenced by the Charter exchangeable debentures, will not apply to any Charter exchangeable debentures purchased by LI LLC, as described below. Also, pursuant to the indemnification agreement, each of Qurate Retail and LI LLC will use commercially reasonable efforts to purchase, in one or more privately negotiated transactions, a tender offer or other purchase transactions (each, a "Purchase Offer") with respect to the outstanding Charter exchangeable debentures, on terms and conditions (including maximum offer price) reasonably acceptable to GCI Liberty, by September 9, 2018. GCI Liberty will indemnify LI LLC for the difference between the purchase price of a purchased debenture pursuant to a Purchase Offer and the cash delivered in the reattribution with respect to such purchased debenture, plus any tax benefits associated with early extinguishment of such purchased debenture (the "Repurchase Indemnity"). An aggregate of $583 million in cash was delivered in the reattribution with respect to the Charter exchangeable debentures. GCI Liberty's Exchange Indemnity obligation and the number of shares subject to the negative pledge will be ratably reduced with respect to any Charter exchangeable debentures repurchased by Qurate Retail in connection with the Repurchase Indemnity.

Important Notice: GCI Liberty (Nasdaq: GLIBA, GLIBP) President and CEO, Greg Maffei, will discuss GCI Liberty's earnings release on a conference call which will begin at 5:00 p.m. (E.D.T.) on May 9, 2018. The call can be accessed by dialing (800) 281-7973 or (323) 794-2093, passcode 2595335, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to http://www.gciliberty.com/events. Links to this press release and replays of the call will also be available on GCI Liberty's website.

This press release includes certain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, matters relating to the Universal Service Administrative Company and Rural Health Care program,, future cost savings, future capital expenditures, the future impact of accounting changes, statements about the Purchase Offers and indemnification by GCI Liberty, the monetization of our non-core assets, the continuation of our stock repurchase program and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to GCI Liberty, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, the availability of investment opportunities and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and GCI Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in GCI Liberty's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of GCI Liberty, including the most recent Form 10-K and Form 10-Q, for additional information about GCI Liberty and about the risks and uncertainties related to GCI Liberty's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for GCI Liberty (and certain of its subsidiaries) and GCI Holdings together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP. GCI Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, separately reported litigation settlements and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure. GCI Liberty defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

GCI Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, GCI Liberty views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that GCI Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of GCI’s pro forma adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended March 31, 2017 and March 31, 2018, respectively. The pro forma financial information presented below was prepared assuming the acquisition took place on January 1, 2017. The pro forma financial information is presented for illustrative purposes only and does not represent what the results of operations of GCI would have been had the acquisition occurred at that time. GCI's pro forma operating results include acquisition accounting adjustments primarily related to revenue, depreciation, amortization, stock compensation and the exclusion of transaction related costs. Additionally, the pro forma results include adjustments to the first quarter of 2017 for the impact of the new revenue recognition standard (ASC 606) to assist in the comparability of 2017 and 2018.

GCI HOLDINGS PRO FORMA ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	1Q17	1Q18
GCI Holdings
Adjusted OIBDA	$73,646	$70,188
Depreciation and amortization	(60,949)	(59,315)
Stock compensation expense	(4,176)	(1,676)
Legal settlement	—	(3,600)
Operating Income	$8,521	$5,597

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for GCI Liberty to operating income (loss) calculated in accordance with GAAP for the three months ended March 31, 2017 and March 31, 2018, respectively.

GCI LIBERTY ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	1Q17	1Q18
GCI Liberty
GCI Liberty Adjusted OIBDA
GCI Holdings	$—	$19,748
Corporate and other	(7,872)	(5,860)

Consolidated GCI Liberty adjusted OIBDA	$(7,872)	$13,888
Stock-based compensation	(2,726)	(5,236)
Depreciation and amortization	(753)	(16,021)
GCI Liberty Operating Income	$(11,351)	$(7,369)

GCI LIBERTY, INC. AND SUBSIDIARIES
BALANCE SHEET INFORMATION
(unaudited)

	March 31,	December 31,
	2018	2017
	Amounts in thousands, except share amounts
Assets
Current assets:
Cash and cash equivalents	$402,672	573,210
Trade and other receivables, net of allowance for doubtful accounts of $149 thousand and $0, respectively	205,666	6,803
Current portion of tax sharing receivable	58,666	—
Other current assets	38,116	1,265
Total current assets	705,120	581,278
Investments in equity securities	1,673,580	1,803,064
Investments in affiliates, accounted for using the equity method	112,975	114,655
Investment in Liberty Broadband measured at fair value	3,657,407	3,634,786

Property and equipment, net	1,193,509	624
Intangible assets not subject to amortization
Goodwill	950,198	25,569
Cable certificates	370,000	—
Wireless licenses	193,000	—
Other	4,025	4,000
	1,517,223	29,569
Intangible assets subject to amortization, net	544,415	4,237
Tax sharing receivable	132,101	—
Other assets, at cost, net of accumulated amortization	48,421	4,000
Total assets	$9,584,751	6,172,213

Liabilities and Equity
Current liabilities:
Accounts payable	$28,995	718
Deferred revenue	22,729	—
Indemnification obligation	252,538	—
Other current liabilities	112,708	9,747
Total current liabilities	416,970	10,465
Long-term debt, net	2,474,835	—
Obligations under capital leases and tower obligation, excluding current portion	131,788	—
Long-term deferred revenue	60,636	130
Deferred income tax liabilities	1,062,043	643,426
Taxes payable	—	1,198,315
Preferred stock	174,922	—
Other liabilities	147,290	95,841
Total liabilities	4,468,484	1,948,177

Equity
Stockholders’ equity:
Class A common stock, no par value. Authorized 500,000,000 shares; issued and outstanding 104,549,667 shares at March 31, 2018	—	—
Class B common stock, no par value. Authorized 20,000,000 shares; issued and outstanding 4,455,208 shares at March 31, 2018	—	—
Class C common stock, no par value. Authorized 1,040,000,000 shares; no issued and outstanding shares at March 31, 2018	—	—
Parent's investment	—	2,305,440
Additional paid-in capital	3,364,681	—
Retained earnings	1,744,264	1,914,963
Total stockholders' equity	5,108,945	4,220,403
Non-controlling interests	7,322	3,633
Total equity	5,116,267	4,224,036
Commitments and contingencies
Total liabilities and equity	$9,584,751	6,172,213

GCI LIBERTY, INC. AND SUBSIDIARIES
STATEMENT OF OPERATIONS INFORMATION
(unaudited)

	Three Months Ended
	March 31,
	2018	2017
	Amounts in thousands, except per share amounts
Revenue	$61,204	3,969
Operating costs and expenses:
Operating expense (exclusive of depreciation and amortization shown separately below)	19,819	2,759
Selling, general and administrative, including stock-based compensation	32,733	11,808
Depreciation and amortization expense	16,021	753
	68,573	15,320
Operating income (loss)	(7,369)	(11,351)
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(8,248)	—
Share of earnings (losses) of affiliates, net	(2,492)	1,723
Realized and unrealized gains (losses) on financial instruments, net	(71,481)	737,552
Other, net	1,697	209
	(80,524)	739,484
Earnings (loss) before income taxes	(87,893)	728,133
Income tax (expense) benefit	(82,838)	(277,479)
Net earnings (loss)	(170,731)	450,654
Less net earnings (loss) attributable to the non-controlling interests	(39)	—
Net earnings (loss) attributable to GCI Liberty, Inc. shareholders	$(170,692)	450,654
Basic net earnings attributable to Class A and Class B GCI Liberty, Inc. shareholders per common share	$(1.58)	4.13
Diluted net earnings attributable to Class A and Class B GCI Liberty, Inc. shareholders per common share	$(1.58)	4.13

GCI LIBERTY, INC. AND SUBSIDIARIES
STATEMENT OF CASH FLOWS INFORMATION
(unaudited)

	Three Months Ended
	March 31,
	2018	2017
	Amounts in thousands
Cash flows from operating activities:
Net earnings (loss)	$(170,731)	450,654
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	16,021	753
Stock-based compensation expense	5,236	2,726
Share of (earnings) losses of affiliates, net	2,492	(1,723)
Realized and unrealized (gains) losses on financial instruments, net	71,481	(737,552)
Deferred income tax expense (benefit)	75,596	277,479
Other, net	243	206
Change in operating assets and liabilities:
Current and other assets	(20,093)	2,335
Payables and other liabilities	(1,889)	2,257
Net cash provided (used) by operating activities	(21,644)	(2,865)
Cash flows from investing activities:
GCI Holdings cash acquired in consolidation	147,958	—
Capital expended for property and equipment	(6,500)	(943)
Net cash provided (used) by investing activities	141,458	(943)
Cash flows from financing activities:
Borrowings of debt	1,000,000	—
Repayment of debt, capital lease, and tower obligations	(81,386)	—
Contributions from (distributions to) parent, net	(1,121,320)	(41,462)
Distribution to non-controlling interests	(3,272)	—
Derivative payments	(80,001)	—
Other financing activities, net	(4,341)	557
Net cash provided (used) by financing activities	(290,320)	(40,905)
Net increase (decrease) in cash, cash equivalents and restricted cash	(170,506)	(44,713)
Cash, cash equivalents and restricted cash at beginning of period	574,148	488,127
Cash, cash equivalents and restricted cash at end of period	$403,642	443,414